UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 2, 2013

Interval Leisure Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34062	26-2590997
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6262 Sunset Drive, Miami, FL		33143
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (305) 666-1861

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry Into a Material Definitive Agreement

On August 2, 2013, Interval Leisure Group and its subsidiary, VRI Europe Limited, entered into a business transfer agreement with CLC Resort Management Limited (CLC) and its affiliates. VRI Europe will purchase the European shared ownership management business of CLC, for approximately £56 million (or $85.6 million) in cash (subject to adjustment for working capital, actual 2013 results and other specified items) and issuance to CLC of shares totaling 24.5% of VRI Europe Limited. The closing is expected to take place on or prior to November 1, 2013 subject to satisfaction of the following conditions and regulatory requirements: (1) the transfer of certain licenses in Europe, (2) the warranties and covenants of the Sellers have not been breached or other occurrence, in each case that could have a material adverse effect on the business and (3) other customary closing conditions.

The business transfer agreement contains customary warranties and covenants by each party. Both parties are obligated, subject to certain limitations, to indemnify the other under the business transfer agreement for certain customary and other specified matters, including breaches of warranties, nonfulfillment or breaches of covenants and for certain liabilities and third-party claims. Following the closing of the transaction, VRI Europe and CLC and its affiliates will contract to provide certain administrative and cooperative services to each other.

The description and provisions of the business transfer agreement above are summaries only and are not necessarily complete. A copy of the business transfer agreement will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

Item 7.01      Regulation FD Disclosure

On August 5, 2013, ILG issued a press release announcing its entry into the business transfer agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01.

The information contained in this Item 7.01, including Exhibit 99.1 shall not be deemed “filed” with the U.S. Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interval Leisure Group, Inc.

By:	/s/ Victoria J. Kincke
Name:	Victoria J. Kincke
Title:	Senior Vice President and
General Counsel

Date:  August 5, 2013

EXHIBIT LIST

Exhibit No.	Description
99.1	Press Release dated August 2, 2013